Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

June 1, 2015

K2M Group Holdings, Inc.

751 Miller Drive SE

Leesburg, Virginia 20175

Ladies and Gentlemen:

We have acted as counsel to K2M Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (a) the issuance by the Company of an aggregate of up to $100,000,000 of common stock, par value $0.001 per share (“Common Stock”) (together with any additional amount that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act)) in connection with the offering described in the Registration Statement, the “Company Shares”) and (b) the sale by certain selling stockholders of up to 19,940,500 shares of Common Stock (the “Selling Stockholder Shares”). The Common Stock may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

K2M Group Holdings, Inc.	2	June 1, 2015

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1)(A) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Company Shares and (B) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP